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                     [Mayer, Brown, Rowe & Maw Letterhead]







                                    October 3, 2002

To the Persons Listed on
Schedule I Attached hereto

     Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan Stanley High Income Advantage Trust II for Substantially All of the Assets of Morgan Stanley High Yield Securities Inc., dated as of July 25, 2002 (the "Reorganization Agreement")

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley High Income Advantage Trust II ("HIAT II"), a Massachusetts business trust, and Morgan Stanley High Yield Securities Inc. ("High Yield"), a Maryland corporation, in connection with the proposed transfer of substantially all of the assets of HIAT II to High Yield and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement and prospectus (the "Proxy Statement/Prospectus") accompanying the Form N-14 Registration Statement.

     In connection with rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Form N-14 Registration Statement for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Investment Advisors Inc. ("the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated October 3, 2002, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Form N-14 Registration Statement, the Reorganization Agreement or such other documents that we have examined. We consequently have assumed in rendering these opinions that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

We have also assumed for purposes of rendering our opinions (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of

    MAYER, BROWN, ROWE AND MAW IS A U.S. CENTRAL PARTNERSHIP. WE OPERATE IN COMBINATION WITH OUR ASSOCIATED ENGLISH PARTNERSHIP IN THE CITIES LISTED BELOW:
    BRUSSELS CHARLOTTE CHICAGO COLOGNE FRANKFURT HOUSTON LONDON LOS ANGELES
     MANCHESTER NEW YORK PALO ALTO PARIS WASHINGTON INDEPENDENT MEXICO CITY
            CORRESPONDENT: JAUREQUI, NAVARRETE, NADER Y ROJAS, S.C.
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HIAT II and High Yield made in the Reorganization Agreement, and (iii) that there are no agreementsor understandings other than those of which we have been informed that would affect our conclusions set forth below.

     The opinions set forth below are based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service.

     Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinions could affect the conclusions set forth below.

     In addition, the opinions expressed herein are given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinions set forth below.

     Based on the foregoing, we are of the opinions that, for federal income tax purposes:

     1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings Synopsis -- Tax Consequences of the Reorganization, The Reorganization -- The Board's Consideration and The Reorganization -- Tax Aspects of the Reorganization are accurate in all material respects as to matters of law and legal conclusions.

     2. The transfer of HIAT II's assets in exchange for High Yield Shares1 and the assumption by High Yield of certain stated liabilities of HIAT II followed by the distribution by HIAT II of High Yield Shares to the HIAT II Shareholders in exchange for their HIAT II shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and HIAT II and High Yield will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     3. No gain or loss will be recognized by High Yield upon receipt of the assets of HIAT II solely in exchange for High Yield Shares and the assumption by High Yield of the stated liabilities of HIAT II.

     4. No gain or loss will be recognized by HIAT II upon the transfer of the assets of HIAT II to High Yield in exchange for High Yield Shares and the assumption by High Yield of the stated liabilities or upon the distribution of High Yield Shares to the HIAT II Shareholders in exchange for their HIAT II shares.

     5. No gain or loss will be recognized by the HIAT II Shareholders upon the exchange of the HIAT II shares for High Yield Shares.

     6. The aggregate tax basis for the High Yield Shares received by each HIAT II Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the HIAT II shares held by each such HIAT II Shareholder immediately prior to the Reorganization.

     7. The holding period of the High Yield Shares to be received by each HIAT II Shareholder will include the period during which the HIAT II shares surrendered in exchange therefore were held (provided such HIAT II shares are held as capital assets on the date of the Reorganization).


----------
1 Capitalized terms used herein without definition have meanings ascribed to them in the Reorganization Agreement.


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     8. The tax basis of the assets of HIAT II acquired by High Yield will be the same as the tax basis of such assets to HIAT II immediately prior to the Reorganization.

     9. The holding period of the assets of HIAT II in the hands of High Yield will include the period during which those assets were held by HIAT II.

     These opinions are being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings Synopsis -- Tax Consequences of the Reorganization and The Reorganization -- Tax Aspects of the Reorganization in the Proxy Statement/Prospectus.



                                 Sincerely,



                                 /s/ Mayer, Brown, Rowe & Maw
                                 ---------------------------------
                                 MAYER, BROWN, ROWE & MAW

JRB/KRA

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

                                  SCHEDULE I

Morgan Stanley High Income Advantage Trust II
1221 Avenue of the Americas
New York, NY 10020


Morgan Stanley High Yield Securities Inc.
1221 Avenue of the Americas
New York, NY 10020












































        Brussels Charlotte Chicago Cologne Frankfurt Houston London Los
          Angeles Manchester New York Palo Alto Paris Washington, D.C. Independent Mexico City Correspondent: Jaurequi, Navarrete, Nader y Rojas, S.C.

    Mayer, Brown, Rowe and Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the officies listed above.


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